Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement of Celularity, Inc. on Form S-1 to be filed on or about December 19, 2025 of our report dated May 8, 2025, on our audit of the financial statements as of December 31, 2024 and for the year then ended, which report was included in the Annual Report on Form 10-K filed May 8, 2025. Our report includes an explanatory paragraph about the existence of substantial doubt concerning the Company’s ability to continue as a going concern. We also consent to the reference to our firm under the caption “Experts” in the Registration Statement on Form S-1.

/s/ EisnerAmper LLP

EISNERAMPER LLP
Iselin, New Jersey
December 19, 2025